POWER OF ATTORNEY

 I, Roderick C. McGeary hereby appoint and constitute Janice M. D'Amato and

David C. Anderson, acting individually, my true and lawful attorney-in-fact with full power to sign for me and in my name:  (a) documents required in connection with obtaining SEC EDGAR access codes and (b) a Statement of Changes in Beneficial Ownership of Securities issued by PACCAR Inc on Form 3, Form 4 and Form 5 to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, together with any and all amendments thereto.  This power of attorney shall remain in effect until terminated by the undersigned in writing.  This power of attorney shall remain in effect until terminated by the undersigned in writing.

 IN WITNESS WHEREOF, the undersigned has executed this power of attorney this 9th day of September 2012.

      /s/ Roderick C. McGeary

      Roderick C. McGeary